Exhibit 3.1

EXECUTION VERSION

COMMONWEALTH OF PUERTO RICO

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

EVERTEC, INC.

REGISTRY NUMBER: 71,685

EVERTEC, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Corporation”), does hereby certify as follows:

1. This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the board of directors (the “Board”) of the Corporation in accordance with the General Corporations Law of the Commonwealth of Puerto Rico of 2009 (as the same exists or may hereafter be amended from time to time, the “General Corporations Law”).

2. This Certificate restates, integrates and further amends provisions of the original certificate of incorporation of the Corporation, which was filed with the Department of State of the Commonwealth of Puerto Rico on December 16, 1988 (as amended and restated on May 27, 2005, the “Original Certificate”).

3. The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERTEC, INC.

ARTICLE I

NAME

The name of the corporation is EVERTEC, Inc.

ARTICLE II

PURPOSE

The Corporation is formed for the main purpose of owning and operating a business engaged in developing, marketing, selling, leasing and providing products and services related to (1) transaction processing services, including card processing, item processing, cash processing, payment processing, electronic benefit transfer processing and program management, (2) business management solutions, including, core bank processing, network solutions, business process outsourcing and fulfillment, and ticket processing, (3) the business of providing financial institutions with access to the ATH payment network, and (4) merchant acquiring, in each case in and out of Puerto Rico, and to engage in and any other lawful act or activity of business for which corporations may be organized pursuant to the General Corporations Law and other applicable laws. The Corporation shall possess and may exercise all the powers and privileges granted by law or by this Certificate, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Corporation.

ARTICLE III

REGISTERED AGENT

The street address of the designated office of the Corporation in Puerto Rico is Carretera 176, Km. 1.3, Cupey Bajo, Rio Piedras, Puerto Rico 00926 and the name of the Corporation’s initial resident agent at such address is Felix Villamil.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 3,000,000 shares, consisting of 2,500,000 shares of common stock, par value $1.00 per share (the “Common Stock”) and, subject to Section 4.2 hereof, 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are set forth in this Article IV.

Section 4.2 Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board and included in a certificate of designations (a “Preferred Stock Designation”), and, the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions, provided that no such series of preferred may be authorized, and no such Shares of Preferred Stock may be issued, without the prior approval of the terms of the Preferred Stock Designation and of the terms of the issuance by at least one director nominated to the board of directors of Holdco by each Principal Stockholder whose Proportionate Percentage is 10% or more and who has the right to nominate a director to the board of directors of Holdco pursuant to Section 2 of the Stockholder Agreement.

Section 4.3 Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of Directors and on all other matters properly submitted to a vote of the stockholders.

Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).

Section 4.4 Dividends and Other Distributions. Dividends shall be paid in accordance with the General Corporations Law. Subject to the rights of the holders of Preferred Stock, if any, as provided in the General Corporations Law, this Certificate (as amended from time to time), or any resolution or resolutions approved thereon by the Board in connection with the issuance of Preferred Stock (any such resolution or resolution of the Board being subject to the prior approval of at least one Director nominated to the board of directors of Holdco by each Principal Stockholder whose Proportionate Percentage is 10% or more and who has the right to nominate a director to the board of directors of Holdco pursuant to Section 2 of the Stockholder Agreement), the record holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and distributions.

Section 4.5 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of holders of Preferred Stock, if any, in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.6 Rights, Powers, Restrictions and Limitations. As required by the General Corporations Law, while the Corporation is entitled to issue more than one class of stock or more than one series of any class, any information consisting of the number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions with respect to the issuance of any class or series of stock as approved by resolution or resolutions of the Board shall either be entered in full or summarized on the face or back of the certificate or certificates issued by the Corporation to represent such stock, or a statement to the effect that the Corporation will provide, without charge to each stockholder who so requests, a list of such powers, designations, preferences, limitations or restrictions shall be inserted therein.

ARTICLE V

PREEMPTIVE RIGHTS

Section 5.1 General.

(a) If the Corporation proposes to issue or incur, as applicable, any (A) equity securities, (B) debt securities or other Indebtedness, (C) securities convertible into or exercisable or exchangeable for equity or debt securities or other Indebtedness or (D) other securities, other than Excluded Securities (as defined in Section 5.2) (the “Offered Securities”), the Corporation shall deliver to each Principal Stockholder and its applicable Partial Rights Transferees a written notice (which notice shall state the number or amount of the Offered Securities proposed to be issued, the purchase price therefor and any other material terms or conditions of the proposed Offered Securities and of their issuance or incurrence, as applicable, including any linked or grouped securities which comprise Offered Securities) of such issuance or incurrence, as applicable (the “Preemptive Offer Notice”) at least ten Business Days prior to the date of the proposed issuance (the period beginning on the date that the Preemptive Offer Notice is delivered to the Principal Stockholders and applicable Partial Rights Transferees and the date that is ten Business Days following such date being the “Preemptive Offer Period”).

(b) Each Principal Stockholder and applicable Partial Rights Transferees shall have the option, exercisable at any time during the Preemptive Offer Period by delivering a written notice to the Corporation (a “Preemptive Offer Acceptance Notice”), (A) to subscribe for the number or amount of such Offered Securities up to its Proportionate Percentage (excluding for the purposes of this calculation Common Stock beneficially owned by stockholders who are not Principal Stockholders or their applicable Partial Rights Transferees) of the total number or amount of Offered Securities proposed to be issued and (B) in the case of Offered Securities that are not debt securities or other Indebtedness, to offer to subscribe for up to its Proportionate Percentage (excluding for the purposes of this calculation shares of Common Stock beneficially owned by stockholders of Common Stock who are not Subscribing Preemptive Rights Holders) of the Offered Securities not subscribed for by the other Principal Stockholders or their applicable Partial Rights Transferees (as further described below). In the case of Offered Securities that are not debt securities or other Indebtedness, any Offered Securities not subscribed for by a Principal Stockholder or applicable Partial Rights Transferees shall be deemed to be re-offered to and accepted by each of the other Principal Stockholders and applicable Partial Rights Transferees that has exercised its option specified in clause (B) of the immediately preceding sentence (each a “Subscribing Preemptive Rights Holder”), with respect to the lesser of (x) the amount specified in such Subscribing Preemptive Rights Holder’s Preemptive Offer Acceptance Notice and (y) an amount equal to the Offered Securities not subscribed for by the Principal Stockholders and applicable Partial Rights Transferees who are not Subscribing Preemptive Rights Holders. Such deemed re-offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (1) all of the Offered Securities are accepted by the Principal Stockholders and applicable Partial Rights Transferees or (2) no Principal Stockholders or applicable Partial Rights Transferees desire to subscribe for more Offered Securities. The Corporation shall notify each Subscribing Preemptive Rights Holder within five Business Days following the expiration of the Preemptive Offer Period of the number or amount of Offered Securities which such Subscribing Preemptive Rights Holder has subscribed to purchase.

(c) If Preemptive Offer Acceptance Notices are not given by the Principal Stockholders and applicable Partial Rights Transferees for all the Offered Securities, the Corporation may issue the part of such Offered Securities as to which Preemptive Offer Acceptance Notices have not been given by the Principal Stockholders and their applicable Partial Rights Transferees (the “Refused Securities”) to any other Person (a “New Investor”) in accordance with the terms and conditions set forth in the Preemptive Offer Notice. Any Refused

Securities not purchased by one or more New Investors in accordance with this Section 5.1 within 60 days after the expiration of the Preemptive Offer Period may not be sold or otherwise disposed of until they are again offered to the Principal Stockholders under the procedures specified in this Section 5.1.

Section 5.2 Excluded Securities. The rights under this ARTICLE V shall not apply to the following securities issued by the Corporation at any time in compliance with the Stockholder Agreement (the “Excluded Securities”):

(a) Common Stock issued as a dividend on Common Stock or upon any stock split;

(b) securities issued in connection with a consolidation, merger, purchase of all or substantially all of the assets or similar transaction involving the Corporation or any of its Subsidiaries, and a business entity that is not an Affiliate (disregarding clauses (i)(y) and (ii) of the definition of such term) of the Corporation or one of the Principal Stockholders in each case to the extent that such transaction is conducted in compliance with the Stockholders Agreement;

(c) with the approval of a majority of the Board and, for so long as any Principal Stockholder’s Proportionate Percentage is at least 5%, the approval of at least one director nominated to the board of directors of Holdco by such Principal Stockholder (to the extent such Principal Stockholder has the right to nominate a director to the board of directors of Holdco pursuant to Section 2 of the Stockholder Agreement), securities issued as an equity kicker to one or more Persons to whom the Corporation or one or more of its Subsidiaries is becoming Indebted in connection with the incurrence of such Indebtedness by the Corporation or any of its Subsidiaries, provided that such incurrence otherwise occurs in compliance with the Stockholder Agreement, and provided further that (A) to the extent any Principal Stockholder or Partial Rights Transferee exercises its Preemptive Rights to such Indebtedness, it shall be entitled to Preemptive Rights pursuant to this ARTICLE V (without respect to this Section 5.2(c)) with respect to such securities issued as an equity kicker), and (B) the effect of such issuance does not discriminate against any Principal Stockholder (including by having a different adverse impact on any Principal Stockholder based on such Principal Stockholder’s identity or any of its attributes);

(d) with the approval of a majority of the Board and, for so long as any Principal Stockholder’s Proportionate Percentage is at least 5%, the approval of at least one director nominated to the board of directors of Holdco by such Principal Stockholder (to the extent such Principal Stockholder has the right to nominate a director to the board of directors of Holdco pursuant to Section 2 of the Stockholder Agreement), to the extent that the Corporation concludes that an issuance is appropriate and desirable and in order to further the business relationship with a customer of the Corporation or one of its Subsidiaries, Common Stock issued on customary terms to such customer, provided that such customer is not an Affiliate (disregarding clauses (i)(y) and (ii) of the definition of such term) of the Corporation or one of the Principal Stockholders, provided further that the effect of such issuance does not discriminate against any Principal Stockholder (including by having a different adverse impact on any Principal Stockholder based on such Principal Stockholder’s identity or any of its attributes);

(e) securities issued by the Corporation to Holdco or any Subsidiary of Holdco; and

(f) securities issued upon the exercise, conversion or exchange of any options, warrants or any other derivative securities of the Corporation issued in compliance with (or not otherwise in violation of) this Article V.

Section 5.3 Termination. The rights set forth in this ARTICLE V shall terminate immediately prior to the consummation of a Qualified Public Offering.

Section 5.4 Treasury Stock. For the avoidance of doubt, the Transfer (other than to a wholly owned Subsidiary of the Corporation) by the Corporation or any of its Subsidiaries of any security issued by the Corporation shall be deemed to be an issuance of such security by the Corporation for the purposes of this Certificate.

Section 5.5 Certain Debt Issuances. Notwithstanding anything to the contrary set forth in this ARTICLE V, if the managing underwriters for an offering of debt securities or the lead arrangers for issuances of bank or other Indebtedness by the Corporation advise the Corporation in writing that in their opinion the availability of Preemptive Rights to the Principal Stockholders and their Partial Rights Transferees would significantly jeopardize the success of such offering or debt raising (including by adversely affecting the terms on which such debt securities or Indebtedness could be issued or incurred, as applicable), then the Corporation shall provide notice of such opinion in the Preemptive Rights Notice and no Principal Stockholder or Partial Rights Transferee shall have any such Preemptive Rights pursuant to Section 5.1 with respect to such offering or incurrence of debt securities or Indebtedness; provided, however that the Principal Stockholders may participate in such offering or debt raising to the extent permitted under Section 8(f) of the Stockholder Agreement.

ARTICLE VI

DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporations Law, this Certificate, any Bylaws adopted by the stockholders and the Stockholder Agreement (including but not limited to Section 3(c) thereof); provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2 Election, Removal and Replacement. Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot. Directors may be elected, removed and/or replaced only in compliance with the provisions set forth in the Stockholder Agreement and the Bylaws.

Section 6.3 Number of Directors. The Board shall consist of nine Directors.

ARTICLE VII

BYLAWS

The Bylaws may be adopted, amended, altered or repealed only by (a) the affirmative vote of the holders holding at least a majority of the Common Stock and (b) for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 10% of the Holdco Common Stock then outstanding, the written consent of such Principal Stockholder.

ARTICLE VIII

CORPORATE OPPORTUNITIES

If any (a) Director nominated to the board of directors of Holdco (and then serving on the Board) by a Principal Stockholder or Partial Rights Transferee (other than a Management Director) or (b) Holder (other than a Management Holder) (i) acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its Subsidiaries could have an interest or expectancy (a “Competitive Opportunity”) or (ii) otherwise is then exploiting any Competitive Opportunity, neither the Corporation nor any of its Subsidiaries will have any interest in, or expectation that, such Competitive Opportunity be offered to it. Any such interest or expectation is hereby renounced so that such Director or Holder shall (x) have no duty to communicate or present such Competitive Opportunity to the Corporation or any of its Subsidiaries and (y) have the right to either hold any such Competitive Opportunity for such Director’s or Holder’s own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation. For the avoidance of doubt, in no event shall Apollo, Popular or any of their respective Affiliates be deemed to be either a Management Director or Management Holder for purposes of this Article VIII.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 9.1 Limitation of Director Liability. To the fullest extent that the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a Director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended. Any repeal, modification or amendment of this Section 9.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of Directors) and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the General Corporations Law or any other applicable law of Puerto Rico, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was an incorporator, agent, resident agent, Director or officer of the Corporation or, while an incorporator, agent, resident agent, Director or officer of the Corporation, is or was serving at the request of the Corporation as an incorporator, resident agent, Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person (i) did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The right to indemnification conferred by this Section 9.2 shall include the right to be paid by the Corporation for the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending, testifying or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the General Corporations Law requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be an incorporator, agent, resident agent, Director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) The Corporation hereby acknowledges that an indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities who employ such indemnitee or of whom such indemnitee is a partner or member, and any such persons’ affiliated investment funds, managed funds and management companies, if applicable, and each of their respective affiliates (collectively, the “Secondary Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort—meaning that, its obligations under this Section 9.2 are primary and any obligation of the Secondary Indemnitors to advance expenses and provide indemnification for the same expenses and liabilities incurred by such indemnitee are secondary, (ii) that it shall be required to advance the full amount of expenses incurred by any such indemnitee and shall be liable for the full amount of any losses, claims, damages, liabilities, and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by this Certificate, the Bylaws or any other agreement between the Corporation and such indemnitee), without regard to any rights that such indemnitee may have against the Secondary Indemnitors, and (iii) that it irrevocably waives, relinquishes, and releases the Secondary Indemnitors from any and all claims which it has or may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Secondary Indemnitors shall affect the foregoing, and the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such indemnitee against the Corporation. The Corporation and each indemnitee agree that Secondary Indemnitors are express third-party beneficiaries of this Section 9.2.

ARTICLE X

DURATION

This Certificate will become effective upon the filing date. The term of existence of the Corporation will be perpetual.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Certificate (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate by (a) the affirmative vote of the stockholders holding at least a majority of the Common Stock then outstanding and (b) (1) prior to the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 10% of the Holdco Common Stock then outstanding, the written consent of such Principal Stockholder, and (2) following the initial Qualified Public Offering, for so long as any Principal Stockholder beneficially owns, together with its Affiliates, at least 20% of the Holdco Common Stock then outstanding, the written consent of such Principal Stockholder, and except as set forth in Article IX, all rights, preferences and privileges herein conferred upon stockholders, Directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XIII

CONFLICT WITH STOCKHOLDER AGREEMENT

The sole stockholder of the Corporation is a party to the Stockholder Agreement and governed by the provisions thereof. To the extent that the terms of this Certificate and the terms of the Stockholder Agreement are inconsistent, the terms of the Stockholder Agreement shall control.

ARTICLE XIV

DEFINITIONS

Section 14.1 Defined Terms. As used in this Certificate, the following terms shall have the meanings set forth below:

(a) “Adoption Agreement” means an Adoption Agreement in the form attached as Exhibit A to the Stockholder Agreement.

(b) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole, or if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

(c) “Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.

(d) “Assignment in Part” has the meaning ascribed to such term in Section 10 of the Stockholder Agreement.

(e) “Assignment in Whole” has the meaning ascribed to such term in Section 10 of the Stockholder Agreement.

(f) “beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any stockholder, such stockholder shall be deemed to have beneficial ownership of all securities that such stockholder has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Principal Stockholder shall be deemed to beneficially own any Holdco Common Stock or Common Stock beneficially owned by another Person who is not a Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity (disregarding solely for the purposes of determining the Holdco Common Stock or Common Stock beneficially owned by such Person, (i) application of this sentence to any Holdco Common Stock or Common Stock that have been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such Holdco Common Stock or Common Stock) to such Person in compliance with this Agreement and (ii) any Group Common Stock with respect to such Person), including without limitation, another Principal Stockholder or any Partial Rights Transferee, in either case, that is not a Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity.

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.

(h) “Change of Control” means, with respect to any Person, any:

(i) merger, consolidation or other business combination of such Person (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions (or, in the case of Holdco, the Principal Stockholders and the Controlled Affiliates of their respective Ultimate

Parent Entities), holding, directly or indirectly, less than 50% of the voting power of such Person (or such Subsidiary or Subsidiaries) or any successor, other entity or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(ii) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of such Person (or any Subsidiary or Subsidiaries of such Person that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding substantially all the assets of such Person and its Subsidiaries to a Person or Group of Persons (other than, in the case of Holdco, a Transfer of such equity to Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates or Popular or any of its Controlled Affiliates);

(iii) transaction in which a majority of the board of directors or equivalent governing body of such Person (or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of such Person (or such successor or other entity) immediately prior to such transaction (or, in the case of Holdco, are not designees of Apollo or Popular (or their respective Affiliates)); or

(iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of such Person and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries).

(i) “Complete Rights Transferee” means (i) any Person to whom Apollo or Popular, as the case may be, (A) Transfers 80% or more of the Holdco Common Stock held by it and its Affiliates as of the date of September 30, 2010 and (B) has made or is making an Assignment in Whole and (ii) any Person to whom a Complete Rights Transferee (A) Transfers 100% of the Holdco Common Stock acquired by such Complete Rights Transferee in connection with an Assignment in Whole pursuant to which such Complete Rights Transferee became a Complete Rights Transferee and (B) has made or is making an Assignment in Whole; provided that, in each case, such Transferee (x) has acquired such Holdco Common Stock in one or more Transfers of Holdco Common Stock which are in compliance with the terms and conditions of the Stockholder Agreement, including the requirements set forth in Section 4 of the Stockholder Agreement and (y) has executed and delivered an Adoption Agreement to each party to the Stockholder Agreement.

(j) “Control,” and its correlative meanings, “Controlling,” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(k) “Director” means a member of the Board.

(l) “Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third-party right, including restrictions on the right to vote equity interests.

(m) “ERISA” means the Employee Retirement Income Security Act, as amended.

(n) “Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

(o) “Group Common Stock” means any Holdco Common Stock or Common Stock beneficially owned by a Person solely as a result of the Stockholder Agreement and, for the avoidance of doubt, which have not been Transferred to such Person’s Ultimate Parent Entity or any of its Controlled Affiliates.

(p) “Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(q) “Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

(r) “Holdco Common Stock” means the common stock of Holdco, par value $0.01 per share.

(s) “Holders” means the holders of Holdco Common Stock who are parties to the Stockholder Agreement as set forth in Schedule I to the Stockholder Agreement, as the same may be amended or supplemented from time to time.

(t) “Indebtedness” and its correlative meaning “Indebted,” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

(u) “Law” means any federal, national, supranational, state, provincial, Commonwealth of Puerto Rico, local or foreign or similar law, statute, ordinance, rule, regulation, code, order, writ, judgment, injunction, directive, guideline or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

(v) “Management Director” means a Director of the Corporation that is also the individual holding the office of Chief Executive Officer of the Corporation from time to time.

(w) “Management Holder” means Holders who are employed by, or serve as consultants or directors, to the Corporation, Holdco or any of their respective Subsidiaries; provided that in no event shall Apollo, Popular or any of their respective Affiliates be deemed a Management Holder.

(x) “Management Long-Term Compensation Plan” means the Management Long-Term Compensation Plan adopted by Holdco or the Corporation, as it may be amended or supplemented from time to time.

(y) “Non-Controlled Public Entity” means a Person which has equity securities listed on a national stock exchange and which the Affiliates of such Person do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.

(z) “Partial Rights Transferee” means (i) any Person to whom a Principal Stockholder (A) Transfers 20% or more of the Holdco Common Stock held by Apollo or Popular as of the date of this Agreement and (B) has made or is making an Assignment in Part and, except as set forth in Section 10(d) to the Stockholder Agreement, solely to the extent of such Assignment in Part, and (ii) any Person to whom a Partial Rights Transferee (A) Transfers 100% of the Holdco Common Stock acquired by such Partial Rights Transferee in connection with the Assignment in Part pursuant to which such Partial Rights Transferee became a Partial Rights Transferee and (B) has made or is making an Assignment in Part of all rights assigned to such Partial Rights Transferee and, except as set forth in Section 10(d) to the Stockholder Agreement, solely to the extent of such Assignment in Part; provided that, in each case, (x) such Transferee (1) has acquired such Holdco Common Stock in one or more Transfers of Holdco Common Stock which are in compliance with the terms and conditions of the Stockholder Agreement, including the requirements set forth in Section 4 of the Stockholder Agreement and (2) has agreed in writing to comply with the terms and conditions of the Stockholder Agreement applicable to Partial Rights Transferees, (y) in the case of an Assignment in Part by a Principal Stockholder involving the assignment of a 5% Board Right or 10% Board Right (in each case, as defined in the Stockholder Agreement), such Principal Stockholder shall not make such Assignment in Part unless it and such Transferee have agreed (and set forth such agreement in the Adoption Agreement entered into in connection with such Transfer) whether the director(s) nominated to the board of directors of Holdco by such Principal Stockholder or such Transferee shall resign from the board of directors of Holdco and the Board in the event such Principal Stockholder loses its right under Section 2 to the Stockholder Agreement to nominate one or more directors to the board of directors of Holdco, and (z) in the case of an Assignment in Part by a Partial Rights Transferee, such Partial Rights Transferee shall not make such Assignment in Part until such Transferee has agreed (and set forth such agreement in the Adoption Agreement entered into in connection with such Transfer) to be bound by the agreement in respect of the resignation of directors of Holdco set forth in clause (y) above between such Partial Rights Transferee and the Principal Stockholder who made the initial Assignment in Part giving rise to such rights.

(aa) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

(bb) “Popular” means Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

(cc) “Preemptive Rights” means the rights set forth in ARTICLE V of this Certificate.

(dd) “Principal Stockholder” means Apollo, Popular and each of their respective Complete Rights Transferees.

(ee) “Proportionate Percentage” means, with respect to any Person at the time of an event, a fraction (expressed as a percentage) the numerator of which is the total number of outstanding Holdco Common Stock beneficially owned by such Person’s Ultimate Parent Entity or any of its Controlled Affiliates, in each case at such time, and the denominator of which is the total number of outstanding Holdco Common Stock at such time.

(ff) “Qualified Public Offering” means an underwritten public offering of Holdco Common Stock by Holdco pursuant to an effective registration statement filed by Holdco with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Holdco Common Stock actually sold in such offering is at least $75 million.

(gg) “Securities Act” means the Securities Act of 1933.

(hh) “Self-Regulatory Organization” means the FINRA, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

(ii) “SPV Affiliate” means with respect to any Principal Stockholder, any Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity whose direct or indirect interest in the Holdco Common Stock constitutes more than 30% (by value) of the equity securities portfolio of such Controlled Affiliate.

(jj) “Stockholder Agreement” means that certain Stockholder Agreement dated as of September 30, 2010, by and among Holdco, Apollo, Popular and the other Holders, as it may be amended or supplemented from time to time.

(kk) “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of Directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

(ll) “Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in the Stockholder Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any Holdco Common Stock beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates that is not an SPV Affiliate and (y) a Change of Control of Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any Holdco Common Stock beneficially owned by Apollo’s Ultimate Parent Entity or such Controlled Affiliate, as applicable; and (iii) each of (x) a Transfer of equity interests of any Complete Rights Transferee’s Ultimate Parent Company or any of its Controlled Affiliates that is not an SPV Affiliate and (y) a Change of Control of any Complete Rights Transferee’s Ultimate Parent Company or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any Holdco Common Stock beneficially owned by such Complete Rights Transferee’s Ultimate Parent Company or such Controlled Affiliate, as applicable; provided that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Holdco Common Stock beneficially owned by such SPV Affiliate.

(mm) “Transferee” means any Person to whom a stockholder has transferred Holdco Common Stock pursuant to a Transfer.

(oo) “Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Complete Rights Transferee, (x) the Person which (A)(i) Controls such Complete Rights Transferee or (ii) if no Person Controls such Complete Rights Transferee, the beneficial owner of a majority of the voting power of such Complete Rights Transferee and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Complete Rights Transferee or, (y) if no such Person exists, the Complete Rights Transferee; provided that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.

IN WITNESS WHEREOF, EVERTEC, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer, on September 30, 2010.

EVERTEC, INC.

By:	/s/ Felix M. Villamil
Name:	Felix M. Villamil
Title:	President

[Signature Page to Amended and Restated EVERTEC Certificate of Incorporation]